UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 17, 2010

MERISEL, INC.
(Exact name of registrant as specified in its charter)

Delaware	01-17156	95-4172359
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer identification No.)

	127 W. 30th Street, 5th Floor	10001
	New York, NY	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (212) 594-4800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Michael A. Berman

(c) On December 17, 2010, Michael A. Berman, 52, officially joined Merisel, Inc. (“Merisel,” or the “Company”) as its Chief Client Officer after serving as a consultant for the Company since November 2009.  Prior to joining Merisel, from 2007 to 2009, Mr. Berman served as Chief Operating Officer of Outside Ventures, LLC, an independent sales organization primarily focused on credit card processing and cash advances to businesses.  At Outside Ventures, he was responsible for business strategy and execution, sales, operations, technology and strategic partnerships.  Mr. Berman also engaged in several business turnaround consulting projects in 2008 and 2009.   Between 2005 and 2007, he served as Director and Chief Operating Officer of Meridian Capital Group LLC, a leading commercial mortgage banker, where he was responsible for sales, operations, budgeting, technology and strategic partnerships.  Mr. Berman also served as Chief Executive Officer/Managing Director for CPath Solutions, a professional organization that provided consulting and management services for start-up and troubled businesses, where he created and executed business strategy with full responsibility for all aspects of CPath Solution’s business operations.   Mr. Berman started his career at Airborne Express and has held numerous senior leadership and executive positions across a range of business-to-business service sector industries.

In connection with the appointment of Mr. Berman as Merisel’s Chief Client Officer, Mr. Berman and Merisel executed an Employment Agreement as of December 17, 2010 (the “CCO Agreement”).  The CCO Agreement provides for a base salary of $202,500 per year through December 31, 2010 and $300,000 beginning January 1, 2011, and an annual target cash bonus equal to 40% of the base salary, with such potential bonus to be determined by Merisel’s Board of Directors or its Compensation Committee in its sole discretion.  Mr. Berman’s employment with the Company is at will, provided that he is entitled to receive (i) a severance payment in the amount equal to six months of base salary if the Company terminates him without cause, and (ii) a severance payment in the amount equal to 12 months of base salary if the Company terminates him without cause within one year following a change of control.  The CCO Agreement also includes customary confidentiality, non-compete and non-solicitation provisions.

A copy of the CCO Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Donald R. Uzzi

(e) On December 22, 2010, Merisel entered into Amendment #4 to the Employment Agreement (“Amendment #4”), amending certain terms of the Employment Agreement, dated as of November 22, 2004 by and between Donald R. Uzzi and the Company, as subsequently amended on March 3, 2006, January 18, 2008 and June 29, 2009 (collectively referred to herein as the “CEO Agreement”). The Compensation Committee of the Company’s Board of Directors approved Amendment #4 to the CEO Agreement.

Under the terms of Amendment #4, effective January 1, 2011, Mr. Uzzi, the Company’s  Chairman, President and Chief Executive Officer, will receive an annual base salary equal to $450,000, rather than $400,000 as previously set forth in the CEO Agreement.  All other terms of the CEO Agreement remain unchanged and continue in full force and effect.

A copy of Amendment #4 is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Victor L. Cisario

(e) On December 22, 2010, Merisel, Inc. entered into an Amendment to the Employment Agreement (the “Amendment”), amending certain terms of the Employment Agreement dated as of May 6, 2009  by and between Victor L. Cisario and the Company (the “CFO Agreement”). The Compensation Committee of the Company’s Board of Directors approved the Amendment to the CFO Agreement.

Under the terms of the Amendment, effective January 1, 2011, Mr. Cisario, the Company’s Chief Financial Officer, will receive an annual base salary equal to $300,000, rather than $210,000, as previously set forth in the CFO Agreement.  All other terms of the CFO Agreement remain unchanged and continue in full force and effect.

A copy of the Amendment is filed as Exhibit 10.3 hereto and is incorporated herein by reference.

Item 5.07    Submission of Matters to a Vote of Security Holders

The Company convened its 2010 Annual Meeting of Stockholders on December 1, 2010.  The Annual Meeting was adjourned for lack of quorum, and reconvened on December 20, 2010.

The following matters were submitted to a vote of security holders at the annual meeting:

1.	Election of nominees as directors to the Board of Directors. Each nominees listed below was elected for a one-year term by the vote count set forth next to his name:

Nominee	Votes For	Votes Withheld
Ronald P. Badie	5,539,184	137,954
Albert J. Fitzgibbons III	5,445,194	231,944
Edward A. Grant	5,539,854	137,284
Bradley J. Hoecker	5,444,854	232,284
Lawrence J. Schoenberg	5,518,930	158,208
Donald R. Uzzi	5,446,414	230,724

2.
The stockholders also voted upon and approved a proposal to ratify the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for 2010.  The vote on the proposal was as follows:

For	Against	Abstentions	Broker Non-Votes
6,491,847	10,337	818	-

Item 9.01   Financial Statements and Exhibits

(d)

10.1	Employment Agreement, dated as of December 17, 2010, by and between Merisel, Inc. and Michael A. Berman.

10.2	Amendment #4 to Employment Agreement, dated as of December 22, by and between Merisel, Inc. and Donald R. Uzzi.

10.3	Amendment to Employment Agreement, dated as of December 22, by and between Merisel, Inc. and Victor L. Cisario.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Merisel, Inc.

Date: December 23, 2010	By:	/s/ Donald R. Uzzi
Donald R. Uzzi
Chairman, Chief Executive Officer and President